Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sterling Financial Corporation:

We consent to the use of our reports dated February 26, 2013, with respect to the consolidated balance sheets of Sterling Financial Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Seattle, Washington
January 16, 2014